UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GROWBLOX SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-3733133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6450 Cameron Street #110A, Las Vegas, Nevada 89118
 (Address of Principal Executive Offices)

Growblox Sciences, Inc. 2014 Equity Incentive Plan
Growblox Sciences, Inc. 2015 Stock Plan
John T. Moran Consulting Agreement
(Full title of the plans)

A Registered Agent, Inc.
1521 Concord Pike #303
Wilmington, DE
Telephone:
(Name and address of agent for service)

 (302) 288-0670
(Telephone number, including area code, of agent for service)

Copies of Communications to:

Gary R. Henrie, Esq.
486 W. 1360 N.
American Fork, Utah  84003
Tel: (801) 310-1419
Email:  grhlaw@hotmail.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]                                                                                                              Accelerated filer [  ]
Non-accelerated filer [  ]  (Do not check if a smaller reporting company)                              Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.001 per share	8,500,000 shares(1)	$0.36 (2)	$3,060,000	$355.58

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	The last sale of the common stock on June 25, 2015.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering 8,500,000 shares of the Registrant’s common stock that may be issued to participants under the following plans:

Growblox Sciences, Inc. 2014 Equity Incentive Plan
Growblox Sciences, Inc. 2015 Stock Plan
John T. Moran Consulting Agreement.

Of the shares being registered that are subject to the plans, 623,900 have already been issued and are subject to reoffers and resales on a continuous or delayed basis in the future pursuant to a reoffer prospectus a copy of which is attached to this Registration Statement as Exhibit 99.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)    the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2015, filed with the Commission on June 29, 2015;

(b)    the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 29, 2015, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than any information the Registrant furnishes, rather than files, with the Commission, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of us may and, in some cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests.  This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses and, in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

The Registrant’s certificate of incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.  The Registrant’s bylaws require it to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Item 7.    Exemption from Registration Claimed.

The restricted securities to be reoffered or resold pursuant to this registration statement were originally issued by the Registrant to the Selling Stockholders pursuant to Section 4(2) of the Securities Act of 1933.  All such securities were issued to persons known to and closely affiliated with the Registrant and not as a part of any public offering.

Item 8.    Exhibits.

The following exhibits are filed with this registration statement or, as noted, incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Articles of Incorporation (1)
4.2	Bylaws (1)
4.3	Specimen Common Stock Certificate of Registrant (3)
5.1	Opinion of Gary R. Henrie, Attorney at Law regarding the legality of the common stock being registered
23.1	Consent of L J Sullivan Certified Public Accountant, LLC
23.2	Consent of Gary R. Henrie (included in Exhibit 5.1)
24.1	Powers of attorney (included in signature page)
99	Resale Prospectus

(1) Previously filed as an exhibit to Form SB-2 on February 12, 2002.
(2) Previously filed as an exhibit to Form 10-K on June 27, 2014.
(3) Previously filed as an exhibit to Form S-1 on September 26, 2014.

Item 9.  Undertakings.

A.    The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs A(1)(a) and A(1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on June 30, 2015.

GROWBLOX SCIENCES, INC.
By:	/s/Craig Ellins
Craig Ellins
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Craig Ellins, or any of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/Craig Ellins ______________________________________ Craig Ellins	CEO and Chairman of the Board	6-30-2015

/s/ Cathryn J. Kennedy ______________________________________ Cathryn J. Kennedy	CFO, Principal Accounting Officer	6-30-2015
/s/ Andrea Small-Howard ______________________________________ Andrea Small-Howard	Director	6-30-2015